FOR IMMEDIATE RELEASE

Investor and Media Contact

John Bluth

Executive Director

Corporate Communications & Investor Relations

CV Therapeutics, Inc.

(650) 384-8850

NEW DATA SHOWS RANEXA® INCREASES GLUCOSE-STIMULATED INSULIN SECRETION

CHICAGO, March 31, 2008 - CV Therapeutics, Inc. (NASDAQ: CVTX) announced today that preclinical research presented at the American College of Cardiology 57th Annual Scientific Session in Chicago showed that ranolazine increased glucose-stimulated insulin secretion (GSIS) in pancreatic islets isolated from animals and humans.

The Company believes that the increase in GSIS seen with ranolazine may contribute to the statistically significant reductions in hemoglobin A1c (HbA1c) levels observed with Ranexa in cardiovascular patients with diabetes from the phase 3 CARISA (n=189 with angina and diabetes) and MERLIN-TIMI 36 (n=2,220 with acute coronary syndromes and diabetes) clinical trials. In CARISA, Ranexa reduced HbA1c levels by an average of up to 0.7 percentage points. In MERLIN-TIMI 36, Ranexa lowered HbA1c versus placebo by an average of 0.43 percentage points at four months in patients with a mean baseline HbA1c level of 7.5%.

The preclinical results presented today showed that ranolazine increased GSIS in a dose-dependent manner in isolated islets. Acute administration of ranolazine to animals also significantly increased GSIS in the presence of a glucose load (p<0.05). Peak increases in insulin levels from ranolazine were similar to those seen with glibenclamide, a sulfonylurea used as a positive control. Unlike glibenclamide, in the absence of glucose ranolazine did not have any effect on insulin secretion.

"These data provide important additional information on the potential underlying mechanism which may be responsible for significant HbA1c reductions without associated hypoglycemia in both the CARISA and MERLIN-TIMI 36 studies," said Luiz Belardinelli, M.D., senior vice president of pharmacological translational and biomedical research and a distinguished fellow of cardiovascular science at CV Therapeutics.

In November 2007, the Company announced that the U.S. Food and Drug Administration was reviewing potential claims to promote Ranexa for HbA1c reduction in coronary artery disease patients with diabetes.

Ranexa is currently indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company primarily focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases.

CV Therapeutics' approved product, Ranexa® (ranolazine extended-release tablets), is indicated for the treatment of chronic angina in patients who have not achieved an adequate response with other antianginal drugs, and should be used in combination with amlodipine, beta-blockers or nitrates.

CV Therapeutics also has other clinical and preclinical drug development candidates and programs, including regadenoson, which is being developed for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Regadenoson has not been determined by any regulatory authorities to be safe or effective in humans for any use.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to research and development and commercialization of products, are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including operating losses and fluctuations in operating results; capital requirements; regulatory review and approval of our products; special protocol assessment agreement; the conduct and timing of clinical trials; commercialization of products; market acceptance of products; product labeling; concentrated customer base; reliance on strategic partnerships and collaborations; uncertainties in drug development; uncertainties regarding intellectual property and other risks detailed from time to time in CV Therapeutics' SEC reports, including its Annual Report on Form 10-K for the year ended December 31, 2007. CV Therapeutics disclaims any intent or obligation to update these forward-looking statements.

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